U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gose, Jr., Stephen M.
   HCR Box 1010 - HWY 212 MM86
   Roberts, MT USA 59070
2. Issuer Name and Ticker or Trading Symbol
   THE EXPLORATION COMPANY TXCO
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/99
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, $0.01 par    |6/22/9|P [1| |12500             |A  |1.025      |309907             |I     |BY RETAMCO OPERATING       |
value                      |9     |]   | |                  |   |           |                   |      |                           |
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-                          |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Mr. Stephen M. Gose, Jr. previously owned 0% of outstanding stock of Retamco Operating, Inc. This corporation owned 1,189,630 shares of TXCO common stock prior to the gift on December 31, 1997, of 25% of Retamco Operating, Inc. stock
by Mr. Thomas H. Gose  to Mr. Stephen M. Gose, Jr.   An additional 25% of
Retamco Operating, Inc. stock was gifted to Margaret Ann Gose, the spouse of Mr.
Stephen M. Gose, Jr. and is reported on a separate Form 4.   The 12,500 shares
acquired on June 22, 1999 represent Stephen M. Gose, Jr.'s 25% interest in the 50,000 shares of TXCO common stock purchased by Retamco Operating, Inc.

Stephen M. Gose, Jr.
SIGNATURE OF REPORTING PERSON
/Signature/
By:  Roberto R. Thomae,  per power of attorney
DATE
7/7/99